Exhibit 1

Group Secretariat
Level 20, 275 Kent Street
Sydney NSW 2000
Australia
Telephone: (02) 8253 0390
Facsimile: (02) 8253 1888

5 June 2007

Company Announcements
Australian Stock Exchange Limited
20 Bridge Street
SYDNEY NSW 2000

Dear Sir / Madam

As foreshadowed in the media release dated 16 April 2007, Westpac Banking Corporation today lodged an application to delist its shares from the Tokyo Stock Exchange.

Yours sincerely

/s/ Anna O’Connell

Anna O’Connell
Head of Group Secretariat